Exhibit 99.1


          BETHLEHEM, Pa., December 30, 1999--Bethlehem Steel Corporation (BS:NYSE) today announced that it has amended its stockholders rights plan to reduce the threshold level of beneficial ownership of the Company's stock that, in certain circumstances, would trigger the rights. The general threshold level will remain at 15 percent. However, for a party or group which made, or shall make, a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR), and which has not yet reached five percent beneficial ownership, the triggering threshold has been reduced to five percent. Certain related changes also have been made which address parties that now may be at beneficial ownership levels at or above five percent and make a HSR filing.

          Bethlehem Steel said that its Board of Directors and management have been and continue to be dedicated to developing value for all of its stockholders and protecting and advancing their interests, which was best served by amending the rights plan.

          Bethlehem said that it will continue to communicate with its stockholders about appropriate matters related to Bethlehem's business activities, including WHX Corporation, which recently acquired about 1.6 percent of Bethlehem's common stock and made a HSR filing.

          Bethlehem Steel is one of the nation's largest steel producers, and primarily manufacturers and sells a wide variety of steel mill products. Bethlehem's website can be found at http://www.bethsteel.com.